Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results for the Third Quarter of 2015

Net revenues increased 13% to $17.1 million.

TAMPA, FLORIDA – November 9, 2015 – Jagged Peak, Inc. (OTC Pink: JGPK), a leading provider of enterprise-class e-commerce software solutions and supply chain services, today announced financial results for the quarter ended September 25, 2015.

Third Quarter Highlights:

●	Total revenue for the 13-week period increased 13% to $17.1 million, as compared to $15.1 million for the same period last year.

●	Net income for the 13-week period increased to $534.9 thousand, as compared to a net income of $371.6 thousand for the same period last year.

●	October announcement of Singapore Post Limited (“SingPost”) to acquire a majority stake in the Company

Revenues increased $1,995,200, or 13%, to $17,136,200 for the 13-week period ended September 25, 2015, as compared to $15,141,000 for the 13-week period ended September 26, 2014. This increase is the result of higher e-commerce order processing volume and the Florida warehouse (“2014 warehouse”) opened in late 2014 becoming fully operational. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $901,100, or 7%, to $13,234,800 for the 13-week period ended September 25, 2015, as compared to $12,333,700 for the 13-week period ended September 26, 2014. As a percentage of revenue, cost of revenue was 77% for the 13-week period ended September 25, 2015, as compared to 81% for the 13-week period ended September 26, 2014. This decrease is primarily related to improved management of fulfillment labor utilizing less full time employees in the 2014 warehouse which became fully operational in late 2014.

Selling, general and administrative expenses increased by $1,029,900, or 49%, to $3,129,600 for the 13-week period ended September 25, 2015, as compared to $2,099,700 for the 13-week period ended September 26, 2014. This increase was related to accelerated hiring of experienced managers to support our current and expected growth, contract labor to assist with client implementations, rent expense from the 2014 warehouse, non-cash stock compensation, and legal expenses incurred in connection with the merger.

Interest expense increased by $4,800 to $61,000 for the 13-week period ended September 25, 2015, as compared to $56,200 for the 13-week period ended September 26, 2014 due to increased working capital requirements to support revenue growth.

The Company realized income before the provision for income tax expense of $611,300 for the 13-week period ended September 25, 2015, as compared to income before provision of $597,500 for the 13-week period ended September 26, 2014.

Income tax expense was $76,400 for the 13-week period ended September 25, 2015 compared to an income tax expense of $225,900 for the 13-week period ended September 26, 2014. Differences between the taxable income and the effective tax rate used for 2015 and 2014, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of the quarter ended September 25, 2015 the Company has a remaining U.S. (federal and state) net operating loss carry forwards of $1,335,700, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carry forward of $2,187,800 which does not begin to expire until 2029. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $534,900 for the 13-week period ended September 25, 2015, compared with net income of $371,600 for the 13-week period ended September 26, 2014.

Other income and expense consists of foreign currency gain or losses on conversion of Canadian dollars from our Canadian subsidiary to U.S. dollars. Other comprehensive income and loss is the result of changes in the value of the swap agreement to obtain a fixed interest rate and foreign currency translation gain or losses on conversion of Canadian balances to U.S. dollars.

Basic income per share from operations for the 13-week period ended September 25, 2015 was $0.03 per weighted average share, compared with basic income of $0.02 per weighted average share for the 13-week period ended September 26, 2014.

ADJUSTED EBITDA

Adjusted EBITDA for the 39-week period ended September 25, 2015 was approximately $3,047,400 compared to approximately $1,132,800 for the 39-week period ended September 26, 2014. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash compensation. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 39-weeks ended
	September 25, 2015	September 26, 2014
Net income as reported	$1,178,800	$64,400
Income tax expense	346,500	147,600
Interest expense	186,500	150,800
Depreciation and amortization	1,060,100	770,000
Non-cash compensation	275,500	0
Adjusted EBITDA	$3,047,400	$1,132,800

“We are pleased with our continued improvements in performance as we continue to expand our global infrastructure and fulfillment solutions to support our clients. Our EDGE eCommerce omni-channel technology allows us to leverage our warehouse facilities using one platform,” says Chief Executive Officer Paul Demirdjian. “With the announced merger with SingPost, we look forward to providing our end-to-end solution to retailers and consumer brands looking for a worldwide solution.”

“Our improved financial performance has allowed for continued investment in our infrastructure,” says Chief Financial Officer Albert Narvades. “We look forward to continued efficiencies as we grow with SingPost.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2014.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext. 225

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